Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
April 5, 2024	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
GoodRx Holdings, Inc.	Hamburg	Silicon Valley
2701 Olympic Boulevard	Hong Kong	Singapore
Santa Monica, CA 90404	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re: Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to GoodRx Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale by certain selling securityholders (the “Selling Securityholders”) of up to 99,983,317 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Shares”), issuable to the Selling Securityholders upon the conversion of an equivalent number of shares of the Company’s Class B common stock, $0.0001 par value per share (the “Class B Shares”), held by such Selling Securityholders.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Class A Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

April 5, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Class A Shares have been duly authorized by all necessary corporate action of the Company and, upon conversion of the Class B Shares in accordance with the Company’s Amended and Restated Certificate of Incorporation, when such Class A Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Securityholders, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP